Exhibit 23.1

We have issued our report dated March 20, 2026, with respect to the consolidated financial statements included in the Annual Report of Envoy Medical, Inc. on Form 10-K for the year ended December 31, 2025.  We consent to the incorporation by reference of said report in the Registration Statements of Envoy Medical, Inc. on Form S-1 (File No. 333-290927), Form S-3 (File No. 333-282474), and on Form S-8 (File No. 333-27862).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

March 23, 2026